Exhibit 99

For immediate release:	Media Contact:
June 26, 2014	Joan Campion
(212) 733-2798

Investor Contact:
Chuck Triano
(212) 733-9301

JAMES C. SMITH ELECTED TO PFIZER’S BOARD OF DIRECTORS

 NEW YORK, N.Y., June 26 – Pfizer Inc. today announced the election of James C. Smith to its Board of Directors, effective immediately. Mr. Smith also was appointed to the Corporate Governance and Science and Technology Committees of Pfizer’s Board.

Mr. Smith, 54, is the President and Chief Executive Officer (CEO) of Thomson Reuters and serves on its Board of Directors.  Prior to his appointment as CEO in January 2012, he held various leadership positions at Thomson Reuters, including CEO and Chief Operating Officer (COO) of Thomson Reuters Professional Division. Prior to the acquisition of Reuters PLC by Thomson, he served as COO of Thomson and President and CEO of Thomson Learning’s Academic and Reference Group.

Mr. Smith is a member of the International Business Council of the World Economic Forum and the Board of Directors of the Brazil-U.S. Business Council.  He also serves on the International Advisory Boards of British American Business and the Atlantic Council.

“We are pleased to have Jim Smith join Pfizer’s Board of Directors. He brings leadership and operational and international business experience to Pfizer’s Board, and will be an excellent asset to the company,” stated Ian Read, Pfizer’s Chairman and Chief Executive Officer.  “The addition of Jim to our Board helps ensure that Pfizer will continue to benefit from a breadth and variety of experience.”

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